Exhibit 99.1	Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports second quarter results;
declares cash distribution
Sioux City, Iowa (July 27, 2006)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $17.4 million, or $.92 per limited partnership unit, on revenues of $119.2 million for the second quarter ended June 30, 2006. This compares with net income of $29.4 million, or $1.56 per unit, on revenues of $120.2 million for the 2005 second quarter. For the 2006 first half, TNCLP’s net income was $14.9 million, or $.79 per unit, on revenues of $214.6 million, compared to net income of $46.6 million, or $2.47 per unit, on revenues of $226.1 million for the 2005 first half.
TNCLP also announced a cash distribution for the quarter ended June 30, 2006, of $.92 per limited partnership unit payable August 25, 2006, to holders of record as of August 9, 2006.
Analysis of results
The profit decline from the 2005 second quarter was mainly due to lower nitrogen solutions selling prices and higher natural gas costs. As compared to the prior year, lower average selling prices and higher natural gas costs reduced 2006 second quarter earnings $6.0 million and $7.3 million, respectively. Forward natural gas purchase contracts increased 2006 second quarter costs by approximately $1.6 million compared to a cost decrease of $1.0 million in the 2005 second quarter.
Ammonia and nitrogen solutions selling prices for the 2006 second quarter were 22 percent higher and 12 percent lower, respectively, than 2005 second quarter selling prices. The lower nitrogen solutions selling prices were due to uncertainty over the size of industry-wide inventories and lower overall fertilizer consumption levels.
TNCLP’s second quarter ammonia and nitrogen solutions sales volumes were 9 percent lower and 5 percent higher, respectively, than those of the 2005 second quarter.
The decline in TNCLP’s first half net income was due to higher natural gas costs and lower sales volumes, partially offset by higher product selling prices. The lower sales volumes were mainly due to fewer planted corn acres and reduced fertilizer application rates. Some growers may have reduced their application rates because of high fertilizer and energy costs and relatively low corn prices when they made cropping decisions. TNCLP’s natural gas unit costs for the 2006 first half were 27 percent higher than those incurred in the 2005 first half. Forward natural gas purchase contracts increased 2006 first half costs by approximately $21.5 million compared to a cost increase of $2.3 million in the 2005 first half.
Forward natural gas position
TNCLP’s forward purchase contracts at June 30, 2006, fixed prices for about 20 percent of its next 12 months’ natural gas requirements at about $4.2 million above the published forward market prices at that date.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:    Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Product revenues	$119,109	$119,971	$214,587	$225,713
Other income	42	186	21	347

Total revenues	119,151	120,157	214,608	226,060

Cost of goods sold	96,572	85,099	189,547	167,655
Depreciation and amortization	3,533	3,855	6,668	7,900

Total cost of sales	100,105	88,954	196,215	175,555

Total gross profit	19,046	31,203	18,393	50,505

Operating expenses	2,027	1,891	4,065	4,169
Interest expenses—net	(346)	(126)	(600)	(308)

Net income	$17,365	$29,438	$14,928	$46,644

Earnings per limited partnership unit	$0.92	$1.56	$0.79	$2.47

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2006		2005
	Sales	Average	Sales	Average
Quarter	Volumes	Unit Price*	Volumes	Unit Price*
	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	68	381	75	313
UAN	571	141	542	160

	2006		2005
	Sales	Average	Sales	Average
First half	Volumes	Unit Price*	Volumes	Unit Price*
	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	120	394	161	306
UAN	998	146	1,077	146
• After deducting outbound freight costs.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
	2006	2005
ASSETS
Cash and cash equivalents	$33,110	$27,668
Demand deposit with affiliate	7,469	14,756
Accounts receivable	31,340	29,277
Inventories	27,362	25,722
Other current assets	1,350	4,281

Total current assets	100,631	101,704

Property, plant and equipment, net	75,125	78,627
Other assets	7,467	11,965

Total assets	$183,223	$192,296

LIABILITIES
Short-term note and current portion of long-term debt	$—	$44
Accounts payable and accrued liabilities	24,456	14,244
Customer prepayments	7,138	2,381

Total current liabilities	31,594	16,669

Long-term debt	—	8,200
Other liabilities	289	128

Total liabilities	31,883	24,997

PARTNERS’ EQUITY	151,340	167,299

Total liabilities and partners’ equity	$183,223	$192,296